841 Putnam International Equity Fund
6/30/14 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  6,516
		Class B	  -
		Class C	  26
	        Class M	  51

72DD2	        Class R	  19
		Class R5  *
                Class R6  190
		Class Y	  582

* Amount represents less than 1

73A1		Class A	  0.173
		Class B	  -
		Class C	  0.010
                Class M	  0.065

73A2		Class R	  0.132
		Class R5  0.255
                Class R6  0.279
		Class Y	  0.226

74U1		Class A	  36,312
		Class B	  838
		Class C	  2,523
	        Class M	  742

74U2		Class R	  140
		Class R5  311
                Class R6  690
                Class Y	  2,502

74V1		Class A	  25.33
		Class B	  24.08
		Class C	  24.45
                Class M	  24.64

74V2		Class R   24.90
		Class R5  25.72
                Class R6  25.74
		Class Y	  25.66


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.